07/21/2003

Mr. Steve Baran

1239 Sir David Drive

Oakville, Ontario

L6J 6Y9

Dear Steve:

Re: Steve Baran hereinafter referred to as "Optionor" and Newport Gold inc. hereinafter referred to as "Optionee"

47 claims, Greenwood Mining Division, British Columbia

Further to our discussions, this letter will confirm and document a proposal made with respect to the mineral interests (47 claims) located in Greenwood Mining Division, British Columbia, as set out in Schedule "A", attached and hereinafter referred to as the "Property".

In this letter agreement Steve Baran will be referred to as the "Optionor" and Newport Gold Inc., will be referred to as the "Optionee".

The terms of our agreement are as follows:

  The Optionor represents and warrants to the optionee that:
    the Property is properly and accurately described in Schedule "A", hereto and registered to the optionor;
    to the best of the optionor knowledge, information and belief, each of the mining claims comprising the Property has been properly staked, tagged and recorded under laws of the Province of British Columbia;
    the optionor has the full right and authority to enter into this agreement;
    the agreement the John Carson dated July 29, 2002 is in good standing;
    there are no adverse interests or other agreements affecting the Property;
    the Property is free and clear of all liens and encumbrances, recorded or unrecorded;
    there are no outstanding or pending actions, suits or claims affecting all or any part of the Property; and
  On the execution of this agreement, the optionor shall deliver to the optionee, a duly executed Transfer of the claims in favor of the optionee.

  The term "net smelter returns" as used in this agreement shall mean the net proceeds realized from the sale to a bona fide purchaser in an arm's length transaction of minerals recovered from ore mined from the Claims. The net proceeds shall be determined by deducting from the dollar value paid for the recovered minerals, the cost of smelting and refining the ore/or concentrates thereof, marketing and insurance charges, and transportation costs, including the costs of transporting the ore and /or concentrates thereof to the milling facilities and to the smelter or refinery. It is further agreed that the Vendor's N.S.R set our herein, at the Vendors option may be payable in kind.
  The optionee agrees to assume all obligations by the optionor John Carson.
  In doing so optionee agrees to deliver 100,000 shares of Newport Gold to the optionor John Carson and further agrees to pay a 1% N.S.R to John Carson that will be capped at $250,000 and will be provided for by paying $10,000 on or before September 15th 2003 and on the same date of each subsequent year until the cap has been reached. This amount is prepaid N.S.R.
  The Purchaser after having made those payments pursuant to Clause 2(a,b,c) which it is agreed, is a firm commitment, shall not be obligated to make any further payments and further the Purchaser or any assigns or associated companies shall not be obligated to carry out any work on the Claims and may abandon its said option by giving notice in writing provided that at the time of abandoning its option the Claims are in good standing for a period of one year following the giving of notice of such abandonment and the Purchaser shall retransfer the claims to the Vendors.
  This agreement is subject to regulatory approval within any applicable jurisdiction.

REPRESENTATION OF THE OPTIONOR

1.01    The Optionor represents and warrants to the Optionee that:

    to the best of the Optionor's knowledge, information and belief, the mineral claims comprised in the Property have been duly and validly issued or located and recorded pursuant to the laws of British Columbia and are in good standing in respect to the performance and recording of assessment work;
    there are, to the best of the Optionor's knowledge, information and belief, no adverse claims or challenges against or to the ownership or title to the Property, or to the Optionor's knowledge is there any basis therefore, and there are no outstanding agreements affecting the Property or any portion there;
    the Optionor is the legal and beneficial owner of the Property as described in Schedule A;
    the Optionor has the right to enter into this Agreement and transfer the interest in the Property to the Optionee.

1.02     The representations and warranties of the Optionor herein before set out form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement and shall survive the execution of this Agreement.

1.03     The Optionor will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising our of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by him and the Optionor acknowledges that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information whish is now known or which may hereafter become known to the Optionee or its officers, directly or through professional advisors, shall limit or extinguish the right to indemnity hereunder. In addition to nay other remedies it may pursue, the Optionee may deduct the amount of any such loss or damage from any amounts payable by it to the Optionor hereunder.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

2.01    The Optionee represents and warrants to the Optionor that:

    it has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia;
    it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of the Optionee or any shareholders or directors resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound;
    no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or placing it in bankruptcy or subject to any other laws governing the affairs of insolvent companies.

2.02     The representations and warranties contained in paragraph 2.01 are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at anytime without prejudice to the Optionor's rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in paragraph 2.01 shall survive the execution of the Agreement.

Purchase Price

3.01    The optionor does by the execution hereof grant the Optionee the right to acquire the Property subject to the terms and conditions hereinafter set forth.

    The optionor does by the execution hereof grant to the Optionee the right to earn a one hundred percent (100%) interest in the Property by spending CDN $250,000 on exploration over a 3 years subject to a one percent (1%) net smelter return to the vendor with a buy down to 0.5%, by paying CDN $500,000 to the optionor.
    The optionee hereby agrees to pay the total of CDN $17,000 dollars to the optionor, CDN $5,000 will be paid upon execution of this agreement, and the remainder will be paid in increments of CDN $3,000 every 45days for the term of 180 days.
    The Optionee agrees to deliver 125,000 shares of Newport Gold inc. subject to a one year hold from the first day of trading.

3.02     The optionee grants to the Optionor a reasonable competitive opportunity for the use of its exploration services such as line cutting and other field work.

TRANSFER OF PROPERTY

4.01    Upon the payment of monies, the making of Exploration Expenditures and the issue and allotment of shares, pursuant to sub-paragraph 3.02, the Optionor shall execute all such effectual and valid transfers of the Property and such other documents as the Optionee or its Counsel may deem necessary to transfer to the Optionee a %100 undivided interest in and to the Property free and clear of all encumbrances save and except the Net Smelter Return Royalty.

4.02    During the term of this Agreement and the Option, the Optionee shall have the right to register this Option Agreement on title to the Property; provided however, that such encumbrance shall immediately be discharged by the Optionee and at its costs, upon termination of this Agreement.

4.03    The Optionee shall have the exclusive right at all time during the currency of this Agreement to enter in and upon the Property and to the extent that it is in its sole discretion may consider advisable to explore, examine, prospect, investigate, map, survey, mine, develop and to carry out commercial production on the Property or any part or parts thereof, and to extract, remove and treat rock, earth and, ore and minerals therefrom and to dump and store materials and waste materials thereon or therein. In doing such exploration, development, mining and production work, the Optionee may treat the Property as a group or in conjunction with adjoining claims which the Optionee may own and may explore and develop the Property by means of drilling, shaft sinking, cross cutting, drifting and raising, or by any other exploration or development or mining method as recommended by its engineers, geologists and consultants. The Optionee shall have custody, possession and control of all drill cores during the term of this Agreement and upon the termination of the Agreement shall deliver up to the Optionor all such drill cores, together with all assays, geological information, models, maps and reports made prepared or taken in connection with the work conducted, or to be conducted, on the Property pursuant to the terms of this Agreement. The Optionee shall have the right to do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable; to bring upon and erect upon the Property building, plant machinery and equipment as the Optionee may deem advisable; to remove therefrom and dispose of reasonable quantities of ores and minerals for the purposes of obtaining assays or making other tests (up to 50 tons from each mineral claim or crown granted mineral claims); and to mine, remove and sell for its own benefit subject to the net smelter return royalty granted herein, any and all ores, minerals, ore products obtained from the Property.

FORCE MAJEURE

5.01    If the Optionee is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars acts of God, governmental regulations restricting normal operations or any other reasons or reasons beyond the control of the Optionee, the time limited for the performance of the various provisions of the Agreement as set out herein shall be extended by a period of time equal in length to the period such prevention and delay.

5.02    The Optionee, insofar as is possible shall promptly give written notice to the Optionor of the particulars of the reasons for any prevention or delay under this Section and shall take all necessary steps to remove the cause of such prevention or delay and shall give written notice to the Optionor as soon as such cause ceases to exists.

COVENANTS OF THE OPTIONEE

6.01    The Optionee hereby covenants and agrees with the Optionor as follows:

    that during the currency of this Agreement it will maintain the said Property in god standing and record as assessment work against the Property all work that qualified for such recording and will pay all rentals, taxes or other governmental charges which shall fall due during the period of this Option;
    that it will carry out its operations on the Property in a careful and miner like manner in accordance with the applicable laws and regulations of British Columbia and Canada;
    that it properly pay all accounts of every nature and kind for wages, supplies, Workers; Compensation Assessments, income tax deductions and all other accounts and indebtedness incurred by it so that no claim or lien arise thereon or upon the ore or mineral contained therein and it will indemnify the Optionor and save it harmless from any and all loss, costs, actions, suits, damages or claims which may be made against the Optionor in respect of the operations on the Property, provided however, that the Optionee shall have the right to contest the validity of any such lien or claim of lien;
    upon the termination of this Agreement that it will leave the Property in a safe condition in accordance with applicable statutes and regulations;
    that it will at all times maintain and keep true and correct records of all production and disposition thereof and of all costs and expenditures incurred as well as all other data necessary or proper for the settlement of accounts between the parties hereto in connection with their rights and obligations under this Agreement. Such records shall be open at all reasonable times upon reasonable notice for inspection by the Optionor or its duly authorized representative;
    that it will indemnify and hold harmless the Optionor from and against any damage, claim or demand arising out of the Optionee's failure to comply with this paragraph;
    that it will allow the Optionor or any duly authorized agent or representative of the Optionor to inspect the Property upon giving the Optionee 48 hours written notice; PROVIDED HOWEVER, that it is agreed and understood that the Optionor or any such agent or representative shall not interfere with the Optionee's activities on the Property and shall be at the Optionor's own risk and that the Optionee shall not be liable for any loss, damage or injury incurred by the Optionor or its agent or representative arising from its inspection of the Property, however caused;
    that it will obtain any and all necessary environmental permits prior to commencing operations on the Property and it will be responsible for any environmental assessments made by governmental bodies as a result of operations of the Property;
    that it will cause to be filed, sufficient assessment work on the mineral claims so that they are in good standing for not less that one year at any time during this agreement and on termination shall have a minimum of one (1) year's assessment filed.

OPTIONOR'S RIGHTS TO INFORMATION

7.01    The Optionee shall provide the Optionor with copies of all Engineering and Geological reports, maps and other data pertaining to the Property and any exploration or development work or examinations of said Property. The Optionor or the Optionor's duly authorized representative, at their own risk and expenses is permitted to inspect the Property, provided such inspection does not interfere with the operations of the Optionee. The Optionor agrees that all data, reports records and other information relating to the Property will be treated as confidential. The parties hereto agree that neither of them shall disclose to any third party or to the public any information concerning the Property or the results of operations on the property without the express written consent of the other Party, except as are necessary to abide with the Statutes and Regulations thereunder of the Province of British Columbia.

SURRENDER OF PROPERTY INTEREST PRIOR TO COMPLETION OF AGREEMENT

8.01    The Optionee may at any time elect to abandon its interest in the Property and in this Agreement by giving notice to the Optionor of any such intention and by meeting any and all outstanding obligations regarding the Property.

TRANSFERS AND TRANSFERS OF MINERAL CLAIMS

9.01    The Optionee (the Transferring Party) may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement, with the written permission of the Optionor, not to be unreasonably withheld, except that its obligations hereunder shall continue unless released in writing by the optionor and provided that any purchaser, assignee or transferee of any such interest shall have first delivered to the Optionor its agreement binding itself to this Agreement and containing:

    a covenant by such transferee to perform all the obligations of the transferring party to be performed under this Agreement;
    a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restriction contained in this Section;
    the Property shall remain whole and no individual claim(s) shall be sold, transferred or otherwise disposed of without the written permission of the Optionor.

TERMINATION NOTICE

10.01    Until such time as the Optionee has carried out all of the terms of paragraph 3.02:

    this Agreement shall be an option only and the Optionee may terminate the Agreement upon the expiration of thirty (30) days notice in writing to the Optionor, provided that the Optionee has met all outstanding obligations regarding the Property as at the date of the termination notice.
    This Agreement shall terminate upon the expiration of thirty (30) days after service of notice in writing by the optionor of a breach of any condition or covenant herein contained on the part of the Optionee to be observed or performed if such breach has not theretofore been remedied.

OPTIONEE'S INDEMNITY

11.01    The Optionee shall indemnify and save harmless the Optionor from any and all liability arising on or in relation to the Property during the term of this Agreement, unless caused by the fault of the Optionor.

DEFAULT

12.01    Notwithstanding anything in this Agreement to the contrary, if either the Optionee or the Optionor (the Defaulting Party) should be in the default of any requirement herein set forth, the other party shall five written notice to the defaulting party specifying the default and the defaulting party shall not lose any right granted under this Agreement unless within 30 days after the giving of notice of default by the other party, the defaulting party shall have failed to cure any such default, in which event this Agreement shall terminate subject however to the surrender provisions set out in paragraph 8.01 herein.

ARBITRATION

13.01    The parties agree that all questions or matters in dispute as to the interpretation or effect or any provision of this Agreement or any of the schedules attached hereto shall be finally settle by the arbitration in the manner hereinafter set forth. If wither the Optionee or the Optionor wish to submit a matter to arbitration, then such party shall give to the other party not less than ten (10) days prior written notice of intention to do so, which party giving notice shall nominate one arbitrator and the other shall within fifteen 915) days after receiving such notice nominate another arbitrator. The two arbitrators so nominated shall within the next thirty (30) days unanimously agree on the appointment of a third arbitrator to act with them and to be chairman of the arbitration. If either of the Optionee or the Optionor shall fail to nominate an arbitrator within fifteen (15) days after receiving notice of the nomination of the first arbitrator, the first arbitrator shall be the only arbitrator, and it two arbitrators are nominated but shall be unable to agree unanimously on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act (British Columbia). In all other respects, the arbitration shall be conducted in accordance with such Act and the chairman or, in the case whereby only one arbitrator is nominated, the single arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing evidence and representations and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act. The parties agree that the award of a majority of arbitrators, or in the case of a single arbitrator of the said arbitrator shall be binding upon each on them both as to law and fact and there shall be no appeal therefrom. Judgement or any award rendered pursuant to the arbitration proceedings may be entered into any court of competent jurisdiction or application made to such court for judicial acceptance of the award and an order of enforcement.

NOTICE

14.01    Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or mailed by registered mail at the addresses first herein appearing and any notice given as aforesaid shall be deemed to have been delivered when delivered, or if mailed, to be delivered on the said business day after the date of mailing except in the event of postal disruption, when notice shall be delivered. Any part may, from time to time by notice in writing, change its address for the purpose of this Section.

ENUREMENT

16.01    This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors or assigns, as the case may be.

ADDITIONAL TERMS

17.01    Each of the parties hereto agree to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement, fully and effectually.

17.02    This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written heretofore existing between the parties hereto in respect of the subject matter of this Agreement.

17.03    This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts, if more than one shall be read together and construed as if all the signing parties hereto had executed on copy of this Agreement.

17.04    Wherever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

17.05    Time is hereby expressly made of the essence with respect to the performance by the parities of their respective obligations under this Agreement.

17.06    Nothing contained in this Agreement shall cause a party to be a partner, agent or legal representative of any other party. It is intended that this Agreement shall not create the relationship of a partnership between the parties and that no act done by any party pursuant to the provisions hereof shall operate to create such a relationship.

17.07    All reference to monies hereunder are to Canadian dollars and all payments to be made to any party hereunder may be made by cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Said bank or banks shall be deemed to be the agent of the designating party for the purpose of receiving, collection and receipting such payment.

17.08    The headings of the Sections of this Agreement are for convenience only and do not forma a part of this Agreement nor are they intended to affect the construction of anything herein contained or govern the rights and liabilities of the parties.

17.09    If any one or more of the provision contained herein should be invalid, unenforceable or illegal in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be effected or impaired thereby.

17.10    This Agreement may not be changed orally but only by an agreement in writing, duly executed by the party or parties against which enforcement, waiver, change, modification or discharge is sought.

17.11    Words used herein importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall included firms and corporations.

17.12    The optionee shall have an area of interest of 2 kilometers from the outer boundary of the claim group. All claims or interest acquired by the optionee shall become part of the property as if they were existing at the time the agreement was executed.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written/

SIGNED, SEALD AND DELIVERED by Steve Baron in the presence of:
/s/ Steve Baron
/s/ Tyler Bartlett	_____________________________________
Name: Tyler Bartlett	Steve Baron
Address: 336 Queen Street South
Occupation: Consultant

THE CORPORATE SEAL OF Newport Gold Inc., was hereunto affixed in the presence of:
/s/ Derek Bartlett
_______________________________________	_______________________________________
Derek Bartlett, President of Newport Gold Inc.
______________________________________
C/S

SCHEDULE "A"

To and agreement made the ____ day of June, 2003 between Newport Gold, Inc. and Steve Baran

Motherload	20 Units	Tenure No. 393542
Molly Gibson	20 Units	Tenure No. 393542
Lode	1 Unit	Tenure No. 395681
Lode	1 Unit	Tenure No. 395682
Lode	1 Unit	Tenure No. 395683
Lode	1 Unit	Tenure No. 395684
Lode	1 Unit	Tenure No. 395685
Lode	1 Unit	Tenure No. 395687

8/11/2003